Exhibit 16.1

May 6, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by ETAO International Co., Ltd. pursuant to Form 6-K dated May 6, 2024, which we understand will be filed with the Securities and Exchange Commission regarding “Changes in Registrant’s Certifying Accountant”. We do not disagree with the contents of paragraphs one, two and three under the header of Chane of Auditor on the Form 6-K. We are not in a position to agree or disagree with other statements of ETAO International Co., Ltd. contained therein.

Very truly yours,

WWC, P.C.

Certified Public Accountants